Exhibit 99.1
Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax www.mibank.com

For Release:	Immediately
Contact:	Patty Cadorin Corporate Communications Director 414 765-7814

JOHN PRESLEY, CHIEF FINANCIAL OFFICER, TO LEAVE

MARSHALL & ILSLEY CORPORATION

Milwaukee, Wis. – March 7, 2006 – Marshall & Ilsley Corporation (M&I) today announced that John Presley has resigned as chief financial officer effective March 24, 2006. Presley announced that he has accepted an operating position at Fifth Third Bank. Presley joined M&I in October 2004.

 “John has a passion for running a business line, and we understand his desire to return to that aspect of the financial services industry,” said Dennis Kuester, chairman and chief executive officer, Marshall & Ilsley Corporation. “We would like to thank John for his contribution during his tenure at M&I, and wish him well in his future endeavors.”

M&I has commenced a search for Presley’s successor.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $46.2 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 194 offices throughout the state, in addition to 42 locations throughout Arizona; 13 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth, Minn.; Las Vegas, Nev.; and, Naples and Bonita Springs, Fla. M&I’s Southwest Bank affiliate has seven offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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